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[LETTERHEAD]

April 29, 1997


Rick Apple

Dear Rick:

We are pleased to offer you the position of Senior VP of Marketing with Tech Squared. We're sure you will find working with Tech Squared both challenging and rewarding. Your responsibilities will be to:

 1) Manage the creation, production, and mailing of our DTP Direct catalog.
 2) Assist management in setting strategic marketing direction.
 3) Manage all mailing lists.
 4) Work with Product Management to optimize our product offering.
 5) Work with Sales to ensure marketing initiatives are implemented properly.
 6) Research and report to management on all relevant catalog performance criteria.
 7) Negotiate favorable terms for catalog printing, mailing, and list acquisition.
 8) Oversee the implementation of a commercial web site.
 9) Create and execute weekly DTP and T2 Fax Blasts.
10) Other responsibilities which may be assigned from time to time.

Compensation for the responsibilities outlined above will be:

1.) Salary - From your start date through October 15, your salary will be paid twice a month at the rate of $90,000 per year. On October 15th, we will review your performance. If your employment is continued, your salary will be increased to $120,000 per year. Your performance goals for this period are to:
     - Increase the average number of daily inbound calls (DTP client calls + prospect calls) by 15% over current (cycle 23) levels.
     - Maintain a minimum DTP Direct gross sales margin of 18% or higher (our goal is 20%).
     - Achieve a monthly operating profit of $20,000 or more.

2.) Purchase of InfiNet mailing lists - Upon your joining the company, Tech Squared will purchase InfiNet's mailing lists for $25,000. The purchase price will be paid in twelve equal monthly installments beginning May 1, 1997. Any and all InfiNet liabilities will remain the responsibility of Rick Apple.

3.) Bonus - You will be eligible to earn bonuses in addition to your base salary. The bonus plan will be based on the company's growth and operating profits, per Attachment "A".

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4.) Stock Options - upon joining the company, subject to acceptance by the board of directors, you will receive an option to purchase 1,000,000 shares of common stock at $0.75 per share under the company's existing Stock Incentive Program. Your options will vest as follows:
     Upon joining the company - 100,000 shares
     On your 1st employment anniversary - 125,000 shares
     On your 2nd employment anniversary - 125,000 shares
     On your 3rd employment anniversary - 125,000 shares
     On your 4th employment anniversary - 125,000 shares
     On your 5th employment anniversary - 400,000 shares

5.) Acceleration of Options - When the company achieves the annual run rate of $1,000,000 net profit, your option to purchase the final 400,000 above may be accelerated into the current year. This will be deemed to have occurred when the company shows a quarterly net profit on regular Tech Squared operations (exclusive of Digital River results) of $250,000 as reported on the form 10-Q.

6.) You will be eligible for the Company's standard benefits package (vacation, health, dental and life insurance). The effective date of the coverage will be the first of the month following 30 days of employment.

7.) At the end of one year employment, you may be eligible for the company 401K plan. The plan in force at the time of your eligibility will determine the amount and vesting timetable that applies to you.

All employment is at will, and subject to 90 day and 6 month probationary reviews. Your employment is contingent upon you signing our Non-Compete, Non-Disclosure and our Privacy Policy.

Your start date will be April 29, 1997.

Congratulations! We are looking forward to the contribution we know you can make.


Accepted:


/s/ Rick Apple
-------------------------------------
Rick Apple



/s/ Chuck Reese
-------------------------------------
Chuck Reese
President, Tech Squared, Inc.

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                                 ATTACHMENT "A"

BONUS PLAN
This bonus plan will be in effect through October 15. Assuming your continued employment, the plan will be adjusted at that time to yield a total potential payout of $6,000 per month.

CRITERIA                    "FAIR"         "GOOD"         "GREAT"
--------                    ------         ------         -------
Monthly Profit*               $20K          $50K            $85K
Call Volume                   +10%          +15%            +25%
Gross margin                   18%           19%             20%
Monthly Growth                 15%           25%             40%

Payout (per item)             $250        $1,000          $1,800
If all 4 criteria are met     $250        $1,000          $1,800

Total potential bonus       $1,250        $5,000          $9,000

*Monthly profit goal must be met in order to qualify for any bonus amount. Provided monthly profit goal is achieved, other criteria pay as achieved. Performance falling between the shown amounts will be pro-rated.

"Call Volume" is defined as DTP Direct prospect calls + client calls, per the HB report.
"Gross Margin" is defined as DTP Direct Gross Margin, per the monthly financial statement.
"Monthly Growth" is defined as Tech Squared Net Sales per the monthly financial statement over the previous year's Net Sales.


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[LETTERHEAD]

April 29, 1997


Rick Apple

Re: Clarification of Offer Letter

Dear Rick:

Welcome aboard! As we discussed earlier today, I wish to make sure we are all clear about the triggering of your acceleration clause. Specifically, I am referring to section 5 of your employment offer letter dated April 29, 1997, which reads:

     5.) Acceleration of Options - When the company achieves the annual run rate of $1,000,000 net profit, your option to purchase the final 400,000 above may be accelerated into the current year. This will be deemed to have occurred when the company shows a quarterly net profit on regular Tech Squared operations (exclusive of Digital River results) of $250,000 as reported on the form 10-Q.

A key phrase is "net profit on regular Tech Squared operations". This is meant to describe our core operations as they are today, and would exclude extraordinary or one time events such as adjustments to inventory, receivables, bad debt, etc. It would also exclude results stemming from mergers or acquisitions, or from sales of stock or other assets.

The intent is to reward you for making a material contribution toward growing and improving the current DTP Direct and Tech Squared operations through your impact on our current business as VP of Marketing.

I am looking forward to the day we achieve this goal!


Sincerely,


/s/ Chuck Reese
-------------------------------------
Chuck Reese


Received:


/s/ Rick Apple
-------------------------------------
Rick Apple